Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Greg Walling President & CEO Cabletel Communications (905) 475-1030	Ron Eilath CFO Cabletel Communications (905) 475-1030

CABLETEL ANNOUNCES TRANSACTION WITH ALLIED WIRE AND CABLE LTD.
Cabletel Granted Option to Acquire Allied

MARKHAM, Ontario, November 1, 2002 – Cabletel Communications Corp. (AMEX: TTV; TSE: TTV), the leading distributor of broadband equipment to the Canadian television and telecommunications industries, announced that it has entered into a transaction with Allied Wire and Cable Ltd. and certain related companies pursuant to which Cabletel has been granted an option to acquire all of the capital stock of Allied, a supplier of products to the cable and telecom sectors in Western Canada. As part of the proposed transaction, Allied and Cabletel have agreed upon repayment terms for the approximately CDN$675,000 owed by Allied to the Company for inventory previously provided by the Company. In addition, Cabletel has agreed to provide an additional CDN$100,000 in inventory and advance CDN$50,000 in cash to Allied. At any time prior to the full repayment by Allied of such amounts owed, Cabletel has the option to acquire all of the capital stock of Allied for a price equal to the amount of the indebtedness owed by Allied to the Company on the exercise date of that option.

As previously announced, Cabletel’s second quarter results included a write-off related to Allied. That amount is included in the indebtedness now being restructured by the Company and Allied. The Company took that write-off in connection with the termination of its previously announced agreement to acquire Allied. The new transaction now provides the Company with an opportunity to restructure the payment terms of the Allied obligations while at the same time providing the Company with the right to acquire ownership of the Allied business at a later date if Cabletel’s management determines that it is in the Company’s best interest to do so. All of Allied’s indebtedness to the Company is secured by a security interest in Allied’s assets second to the rights of Allied’s senior bank lender.

Greg Walling, President of Cabletel, stated that, “Management of Cabletel believes that the transaction with Allied Wire and Cable provides Cabletel with a unique opportunity to restructure the payment terms of Allied’s obligations to us while at the same time acquire a right to purchase Allied’s business. We believe that the Allied business provides an excellent strategic fit with Cabletel’s business and is consistent with our growth and expansion plans. With the option, Cabletel management will have the ability to further evaluate the continuing prospects for the Allied business before assuming ownership. Management will monitor Allied’s performance over the next few months and intends to exercise the option if it reasonably determines that an acquisition of Allied would be accretive to Cabletel.’’

Cabletel Communications offers a wide variety of products to the Canadian television and telecommunications industries required to construct, build, maintain and upgrade systems. The Company’s engineering division offers technical advice and integration support to customers. Stirling Connectors, Cabletel’s manufacturing division supplies national and international clients with proprietary products for deployment in cable, DBS and other wireless distribution systems. More information about Cabletel can be found at www.cabletelgroup.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company’s business including increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company’s filings with the Securities and Exchange Commission.